Exhibit 10.2

Marco Community Bank Letterhead

January 23, 2004

Mr. Thomas M. Whelan

9207 Lanthorn Way

Estero, Fl. 33928

Dear Tom:

Marco Community Bank. (The Bank) offers to retain you as Senior Vice President, Chief Financial Officer. This letter agreement contains the terms and provisions of our employment offer and does not constitute an Employment Contract.

1.	Starting Date.

The starting date of employment will be on or before February 23, 2004.

2.	Compensation.

Base Salary: Marco Community Bank, Marco Island, Florida, will pay you a starting salary of One Hundred Thousand ($100,000) dollars per annum.

The Bank agrees to a future salary increase on your annual anniversary date which would be February 23, 2005.

3.	Signing Bonus.

(a)	You will be paid a total signing bonus of Five-Thousand ($5,000) Dollars payable in your first paycheck. In the event you leave the employment of Marco Community Bank prior to February 23, 2006, you will be obligated to repay a portion of the bonus pursuant to the following schedule:

$5,000 if you leave employ before twelve (12) months, (February 23, 2005)

$2,500 if you leave employ before twenty-four (24) months, (between February 23, 2005 and February 23, 2006).

(b)	Performance Bonus.

Discretionary, based upon accomplishments and bottom-line profitability. Scheduled to be paid after year-end.

January 23, 2004

Mr. Thomas M. Whelan

4.	Fringe Benefits.

(a)	Medical Coverage: You are entitled to participate in all medical and health benefit plans through health insurance, medical reimbursement plans or other plans provided by Marco Community Bank for our employees on the same basis as will be provided by The Bank to its other employees.

(b)	Stock Options.

You will be awarded initial Stock Options for Seventeen Thousand-Five Hundred (17,500) shares of Marco Community Bank Corp. stock at the fair market value at the time of the grant. At this time the fair market value of the stock is Nine-Dollars ($9.00) per share. The stock options are subject to being awarded by the Board of Directors of the Bank’s Holding Company; Marco Community Bancorp, Inc. at such a time when the Company’s standard form of Stock Option Agreement is adopted and approved.

The grant of stock options shall be made strictly in accordance with the terms of the Stock Option Plan and in accordance with Federal Regulations and Internal Revenue Service Codes.

(c)	Vacation.

You will be given three (3) weeks vacation per year with the vacation time accruing in accordance with Marco Community Bank’s Employee Policy Handbook relative to the accrual method for employee vacation accruals.

Title & Responsibilities.

You will serve in the position of Senior Vice President, Chief Financial Officer for the Bank through election by our Board. In such capacity you shall have the same powers, duties and responsibilities of supervision and management of the Bank usually accorded to Senior Vice Presidents of similar Banks.

In addition, you shall use your best efforts to perform the duties and responsibilities enumerated in this Agreement and any other duties assigned to you by our Board. Specifically, you shall devote your full business time and attention and use your best efforts to accomplish and fulfill the following duties and responsibilities as well as other duties assigned to you from time to time by the C.E.O. and Board of Directors.

(i)	Keep the Bank in compliance with government laws and regulations and otherwise keep the Bank in as good a financial and legal posture as possible; and

January 23, 2004

Mr. Thomas M. Whelan

(ii)	Conduct and undertake all other activities, responsibilities and duties normally undertaken and accomplished by the Senior Vice President, Chief Financial Officer in scope and operation to our business.

B. General Duties. During the term, and except for illness, vacation, period and leaves of absences, you shall devote all of you working time, attention, skill and best efforts to accomplish and faithfully perform all of the duties assigned to you on a full-time basis. You shall, at all times, conduct yourself in a manner that will reflect positively upon the Bank.

C. Policies and Manuals. You agree to comply with the policies and procedures that we adopt and implement from time to time as described in our Employee Manual, including any policies relating to a “drug-free workplace.”

5.	Termination.

(a)	Termination for Good Cause: We may, at anytime, terminate your employment for “good cause.” If we terminate your employment for “good cause”, we shall not be obligated to pay to you any severance. The term “good cause” shall mean any of the following acts committed by you:

(i)	personal dishonesty;

(ii)	incompetence;

(iii)	a pattern of unacceptable behavior;

(iv)	willful misconduct;

(v)	breach of fiduciary duty involving personal profit;

(vi)	failure to perform duties and non-compliance with the terms of this letter agreement;

(vii)	willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or any final cease-and-desist order.

January 23, 2004

Mr. Thomas M. Whelan

Please acknowledge acceptance of this employment offer by signing this Agreement and sending a copy to my attention: Mr. Michael A. Micallef, Jr., President & C.E.O.

Sincerely,

MARCO COMMUNITY BANK

By:	/s/ MICHAEL A. MICALLEF, JR.
Michael A. Micallef, Jr.
President & C.E.O.

I have read, understand and accept the above terms and conditions of this Agreement:

/s/ THOMAS M. WHELAN
Thomas M. Whelan

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